April 26, 2011                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $0.36 Per Diluted Common Share

Financial Results for the Quarter Ended March 31, 2011:

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of March 31, 2011, the Company’s Tier 1 leverage ratio was 9.40%, Tier 1 risk-based capital ratio was 16.89%, and total risk-based capital ratio was 18.15%.

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Total Loans:  Total gross loans, including FDIC-covered loans, increased $12.0 million, or 0.6%, from December 31, 2010, mainly due to increases in multi-family residential mortgage loans and commercial real estate loans. Partially offsetting these increases were decreases in the FDIC-covered loan portfolios and commercial business loans. The Company’s portfolio, excluding FDIC-covered loans, increased $20.2 million, or 1.3%, from December 31, 2010.  The Bank's allowance for loan losses as a percentage of total loans, excluding loans covered by FDIC loss sharing agreements, was 2.49%, 2.48%, and 2.40% at March 31, 2011, December 31, 2010, and March 31, 2010, respectively.

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Total Deposits:  Total deposits increased $79.8 million, or 3.1%, from December 31, 2010. Largely contributing to this increase was a $65.9 million, or 30.1%, increase in CDARS customer deposits and a $57.7 million, or 5.6%, increase in interest-bearing checking account deposits, offset in part by a decrease in brokered certificates of deposit of $50.1 million, or 35.5%, from the end of 2010.

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Net Interest Income:  Net interest income for the first quarter of 2011 increased $12.8 million to $39.4 million compared to $26.6 million for the first quarter of 2010. Net interest margin was 5.05% for the quarter ended March 31, 2011, compared to 3.47% for the same period in 2010. The net interest margin for the first quarter of 2011 decreased 29 basis points from the quarter ended December 31, 2010.  The increases in net interest income and net interest margin when comparing the three months ended March 31, 2011 and 2010 were primarily due to additional yield accretion of the discount on acquired loan pools recorded during the first quarter of 2011. The Company is required to periodically assess its expected losses on these acquired loan pools and adjust its yield accretion upward if expected future losses are less than originally projected.  There is a corresponding amortization (partially offsetting this income) of the FDIC indemnification asset to reduce amounts expected to be collected from the FDIC.

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Non-performing Assets: Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2011, were $86.6 million, an increase of $8.3 million from $78.3 million at December 31, 2010 and an increase of $6.6 million from $80.0 million at March 31, 2010.  Non-performing assets were 2.47% of total assets at March 31, 2011, compared to 2.30% at December 31, 2010.  Compared to December 31, 2010, non-performing loans increased $7.5 million to $36.9 million at March 31, 2011, while foreclosed assets increased $820,000 to $49.7 million.  Total classified assets were $124.3 million at March 31, 2011, down $9.6 million from December 31, 2010.  Total classified assets include non-performing assets as previously discussed and potential problem loans which decreased $17.9 million, or 32.1%, from December 31, 2010.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the quarter ended March 31, 2011, were $0.36 per diluted common share ($5.0 million available to common shareholders) compared to the $0.34 per diluted common share ($4.7 million available to common shareholders) during the quarter ended March 31, 2010.

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For the quarter ended March 31, 2011, return on average equity was 9.37%; return on average assets was 0.68%; and net interest margin was 5.05% compared to 8.87%, 0.60% and 3.47%, respectively, for the quarter ended March 31, 2010.

President and CEO Joseph W. Turner commented on the Company’s results, “We are pleased overall with our first quarter results. We attracted new deposit customers and continued to see a favorable shift in our deposit mix to lower-cost transaction accounts. Lending activity increased modestly and some borrowers are beginning to express a greater sense of optimism for the future.

“While we are seeing some signs of recovery, we are fully aware that this cycle is not over. The increase in non-performing assets was a disappointment.  On a positive note, however, potential problem loans decreased 32%, so our total classified loans declined by about $10 million. As we’ve stated throughout this economic downturn, we expect non-performing assets, loan loss provisions and net charge-offs to continue to remain at elevated levels and to potentially fluctuate from period to period. Our focus on working through our problem credits has not wavered and we continue to make progress in resolving these credits.

“As noted in our income discussions, net interest income and non-interest income were significantly impacted in the first quarter as a result of our review and on-going evaluation of the FDIC-covered loans acquired in 2009.  We determined that our expected cash flows on these portfolios were better than previously expected, which resulted in additional interest income being accreted on these loan portfolios. This was the primary driver of the increase in net interest income and the net interest margin. A decrease in non-interest income also was recorded related to this increase in expected cash flows on these loan portfolios as we reduced the indemnification asset because we expect to submit fewer losses to the FDIC for reimbursement.

“Reported expenses in the first quarter decreased from the quarter ended March 31, 2010. The decrease was primarily due to lower foreclosure-related expenses. We continue to focus on our non-interest expenses in order to maintain efficient operations.

“With our first quarter earnings we have a solid beginning to 2011. We remain cautiously optimistic about the rest of 2011, but U. S. economic and political issues and industry regulatory concerns remain in the forefront and will likely lead to another challenging year for the industry.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2011	2010
Net interest income	$39,361	$26,571
Provision for loan losses	8,200	5,500
Non-interest income	(1,772)	8,997
Non-interest expense	21,609	22,143
Provision for income taxes	1,887	2,387
Net income	$5,893	$5,538

Net income available to common shareholders	$5,048	$4,699
Earnings per diluted common share	$0.36	$0.34

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NET INTEREST INCOME

Net interest income for the first quarter of 2011 increased $12.8 million to $39.4 million compared to $26.6 million for the first quarter of 2010. Net interest margin was 5.05% in the first quarter of 2011, compared to 3.47% in the same period of 2010, an increase of 158 basis points. The average interest rate spread was 4.95% for the quarter ended March 31, 2011, compared to 3.47% for the quarter ended March 31, 2010. The average interest rate spread decreased 27 basis points compared to the average interest rate spread of 5.22% in the quarter ended December 31, 2010.

The primary reason for the increase in the Company’s net interest margin was additional yield accretion recognized in conjunction with the updated estimate of the fair value of the loan pools acquired in the 2009 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. This cash flows estimate has increased each quarter beginning with the third quarter of 2010, based on payment histories and reduced loss expectations of the loan pools.  This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the third quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected life of the loan pools, whichever is shorter.  The impact of these adjustments on the Company’s financial results for the current reporting period is shown below:

Three Months Ended March 31, 2011
(In thousands)
Net interest income	$12,667
Non-interest income	(11,262)
Net impact to pre-tax income	$1,405
Impact to net interest margin (in basis points)	162

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $30.2 million and the remaining adjustment to the indemnification assets that will affect non-interest income is $(26.3) million.  Of the remaining adjustments, we expect to recognize $21.8 million of interest income and $(19.3) million of non-interest income (expense) in the remainder of 2011.  Additional adjustments may be recorded in future periods as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the positive impact of the additional yield accretion, net interest margin decreased slightly due to a decrease in yields earned on investment securities when compared to the year-ago quarter.  The majority of the Company’s portfolio is made up of adjustable-rate mortgage-backed securities which have both repriced downward and have experienced higher prepayments resulting in increased amortization of related premiums that offset interest earned.  Partially offsetting the decrease in yields on investment securities was a change in the deposit mix over the last year.  Since March 31, 2010, customer preference transitioned from time deposits to transaction deposits as lower-cost checking accounts increased while higher-cost CDARS accounts decreased.  CDARS deposits increased again in the first quarter of 2011, compared to December 31, 2010, primarily due to additions to an existing deposit relationship.  Retail certificates of deposit continued to decrease, and those that were renewed or replaced generally had lower market rates of interest.  In the latter quarters of 2010 and the first quarter of 2011, the Company redeemed brokered deposits and very few were

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replaced due to the Company’s existing high liquidity levels.  Traditional brokered deposits decreased $50.1 million since December 31, 2010.  Excluding the yield accretion income discussed above, the yield on loans was relatively consistent when comparing the quarters ended March 31, 2011, and 2010.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2011, non-interest income decreased $10.8 million to a negative $1.8 million when compared to the quarter ended March 31, 2010, primarily as a result of the following items:

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Amortization of indemnification asset:  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the FDIC-covered loan portfolios, $11.3 million of amortization (expense) was recorded in the 2011 period relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets.

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Service charges and ATM fees:  Overdraft regulations on ATM and certain debit card transactions became effective during the third quarter of 2010.  These overdraft regulations were expected to adversely affect overdraft fees and this expectation has proven accurate. Compared to the quarter ended March 31, 2010, income related to total service charges and ATM fees decreased $520,000 during the quarter ended March 31, 2011.

Partially offsetting the above decreases in non-interest income was a $370,000 increase in commission income during the quarter ended March 31, 2011, compared to the same period in 2010, primarily due to increased activity for Great Southern Travel.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2011, non-interest expense decreased $534,000, to $21.6 million, when compared to the quarter ended March 31, 2010.  The decrease was primarily due to a decrease in foreclosure-related expenses of $1.7 million during the quarter ended March 31, 2011 when compared to the same period in 2010 because of fewer write-downs of foreclosed assets and fewer foreclosures during the current period.  During the first quarter of 2010, $20.6 million in property was foreclosed upon while $7.5 million in property was foreclosed upon during the first quarter of 2011.

Partially offsetting the above decrease in non-interest expense were the following items:

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Amortization of low-income housing tax credits:  The Company has invested in certain federal low-income housing tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over a 10-year period.  A portion of these credits totaling $452,000 were used in the current quarter to reduce the Company’s tax expense which resulted in corresponding amortization of $352,000 to reduce the investment in these credits. The net result of these transactions is an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate.

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New banking centers: Continued internal growth of the Company since the quarter ended March 31, 2010 caused an increase in non-interest expense during the quarter ended March 31, 2011.  The Company opened its first retail banking center in Rogers, Ark., in May 2010. New banking centers were also opened in Des Peres, Mo. in September 2010 and in Forsyth, Mo. in December 2010, both of

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which complement existing banking centers in their respective market areas.  In the quarter ended March 31, 2011, non-interest expenses associated with the operation of these locations increased $210,000 over the same period in 2010.  For additional information on the Company’s growth, see the “Business Initiatives” section of this release.

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Salaries and benefits:  As a result of integrating the operations of TeamBank and Vantus Bank and the administration of the loss sharing portfolios as well as overall growth, the number of associates employed by the Company in operational and lending areas increased 5.3% from March 31, 2010 to March 31, 2011.  This led to a large portion of the increased salaries and benefits paid of $537,000 in the quarter ended March 31, 2011 when compared with the quarter ended March 31, 2010.

•	FDIC insurance premiums: In the first quarter of 2011, deposit insurance premiums increased $313,000 over the first quarter of 2010 due to an increase in the Company’s insured deposits.

The Company’s efficiency ratio for the quarter ended March 31, 2011, was 57.49% compared to 62.26% for the same quarter in 2010. The difference in the ratios from the current to prior periods was primarily due to the increased accretable yield and additional amortization of the FDIC indemnification assets noted above, as well as the reduced non-interest expense.   The Company’s ratio of non-interest expense to average assets increased from 2.17% for the quarter ended March 31, 2010, to 2.48% for the quarter ended March 31, 2011, as a result of lower average assets in the 2011 quarter.  Average assets decreased $190.7 million, or 5.2%.

INCOME TAXES

For the quarter ended March 31, 2011, the Company’s effective tax rate was 24.3% due to the effects of the tax credits noted above and to tax-exempt investments and tax-exempt loans which reduce the Company’s effective tax rate. In future periods, the Company expects its effective tax rate will be approximately 25%-28%.  The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of its utilization of tax credits.

CAPITAL

As of March 31, 2011, total stockholders’ equity was $305.2 million (8.7% of total assets). As of March 31, 2011, common stockholders’ equity was $248.6 million (7.1% of total assets), equivalent to a book value of $18.48 per common share.  Total stockholders’ equity at December 31, 2010, was $304.0 million (8.9% of total assets). As of December 31, 2010, common stockholders’ equity was $247.5 million (7.3% of total assets), equivalent to a book value of $18.40 per common share.

At March 31, 2011, the Company’s tangible common equity to total assets ratio was 7.0% compared to 7.1% at December 31, 2010. The tangible common equity to total risk-weighted assets ratio was 12.6% at March 31, 2011, compared to 12.4% at December 31, 2010.

As of March 31, 2011, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of March 31, 2011, the Company’s Tier 1 leverage ratio was 9.40%, Tier 1 risk-based capital ratio was 16.89%, and total risk-based capital ratio was 18.15%. On March 31, 2011, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 8.19%, Tier 1 risk-based capital ratio was 14.71%, and total risk-based capital ratio was 15.98%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s voluntary Capital Purchase Program (CPP), a part of the Emergency Economic Stabilization Act of 2008, designed to provide capital to healthy

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financial institutions to promote confidence and stabilization in the economy. At the time the Company was approved to participate in the CPP in December 2008, it exceeded all “well-capitalized” regulatory benchmarks and, as indicated above, it continues to exceed these benchmarks.  The Company issued to the U.S. Treasury 58,000 shares of the Company’s newly authorized Fixed Rate Cumulative Perpetual Preferred Stock, Series A, for an aggregate purchase price of $58.0 million. Great Southern also issued to the U.S. Treasury a warrant to purchase 909,091 shares of common stock at $9.57 per share.

Through its preferred stock investment, the Treasury receives a cumulative dividend of 5% per year for the first five years, or $2.9 million per year, and 9% per year thereafter. The preferred shares are callable by the Company at 100% of the issue price, subject to the approval of the Company’s primary federal regulator.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

The provision for loan losses for the quarter ended March 31, 2011, increased $2.7 million to $8.2 million when compared with the quarter ended March 31, 2010.  At March 31, 2011, the allowance for loan losses was $41.8 million, an increase of $347,000 from December 31, 2010.  Net charge-offs were $7.9 million and $5.0 million for the quarters ended March 31, 2011 and 2010, respectively.  Six relationships make up $7.2 million of the net charge-off total for the three months ended March 31, 2011. General market conditions, and more specifically, housing supply, absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs. As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the value of these assets with corresponding charge-offs as appropriate.

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, regular reviews by internal staff and regulatory examinations.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers, and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The Bank's allowance for loan losses as a percentage of total loans, excluding loans supported by the FDIC loss sharing agreements, was 2.49%, 2.48%, and 2.40% at March 31, 2011, December 31, 2010, and March 31, 2010, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company's loan portfolio at this time, based on recent internal and external reviews of the Company's loan portfolio and current economic conditions.  If economic conditions remain weak or deteriorate significantly, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

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ASSET QUALITY

Former TeamBank and Vantus Bank non-performing assets, including foreclosed assets, are not included in the non-performing assets totals and non-performing loans, potential problem loans and foreclosed assets discussion and tables below because losses from these assets are substantially covered under loss sharing agreements with the FDIC.  FDIC-supported TeamBank and Vantus Bank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, and September 4, 2009, respectively.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2011, were $86.6 million, an increase of $8.3 million from $78.3 million at December 31, 2010.  Non-performing assets as a percentage of total assets were 2.47% at March 31, 2011, compared to 2.30% at December 31, 2010.

Compared to December 31, 2010, non-performing loans increased $7.5 million to $36.9 million while foreclosed assets increased $820,000 to $49.7 million.  Construction and land development loans comprised $6.4 million, or 17.3%, of the total $36.9 million of non-performing loans at March 31, 2011.  Non-performing commercial real estate loans had a large increase in the three months ended March 31, 2011, and were $16.2 million, or 44.0%, of the total non-performing loans at March 31, 2011.

Compared to December 31, 2010, potential problem loans decreased $17.9 million, or 32.1%.  This decrease included $11.2 million of loans transferred to non-performing loans or foreclosed assets categories and $7.0 million received in principal reductions from customers.

Activity in the non-performing loans category during the quarter ended March 31, 2011, was as follows:

	Beginning Balance, January 1	Additions	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$578	$261	$--	$--	$--	$--	$(202)	$637
Subdivision construction	1,860	3,029	(26)	--	(715)	(210)	--	3,938
Land development	5,668	97	--	(667)	(2,474)	(767)	(51)	1,806
Commercial construction	--	--	--	--	--	--	--	--
One- to four-family residential	5,555	2,173	--	--	(1,061)	(219)	(301)	6,147
Other residential	4,203	--	--	--	(183)	(883)	--	3,137
Commercial real estate	6,074	13,600	--	(1,764)	--	(1,628)	(58)	16,224
Other commercial	3,832	502	--	--	--	(92)	(793)	3,449
Consumer	1,650	414	(90)	(97)	(14)	(43)	(311)	1,509

Total	$29,420	$20,076	$(116)	$(2,528)	$(4,447)	$(3,842)	$(1,716)	$36,847

At March 31, 2011, the commercial real estate category of non-performing loans included 18 loans.  The largest two relationships in this category totaled $5.1 million and $3.4 million, respectively, or 52.8% of the total category, and were collateralized by properties in St. Louis, Mo. and Rogers, Ark., respectively.  Both relationships were added during the quarter ended March 31, 2011, because of unexpected downturns in the borrowers’ respective businesses that were providing the cash flow for the loans.

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Activity in the potential problem loans category during the quarter ended March 31, 2011, was as follows:

	Beginning Balance, January 1	Additions	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$714	$213	$(196)	$(261)	$--	$--	$(37)	$433
Subdivision construction	6,473	391	--	(1,876)	--	(861)	(1,260)	2,867
Land development	11,476	742	--	--	--	--	(1,907)	10,311
Commercial construction	1,851	--	(1,200)	--	--	(651)	--	--
One- to four-family residential	8,786	--	(419)	(862)	--	(599)	(419)	6,487
Other residential	5,674	--	--	--	--	--	(2)	5,672
Commercial real estate	14,729	2,934	(1,160)	(5,068)	(2,669)	--	(240)	8,526
Other commercial	5,934	2,191	(413)	(503)	--	(684)	(3,128)	3,397
Consumer	12	99	--	(11)	--	--	(1)	99

Total	$55,649	$6,570	$(3,388)	$(8,581)	$(2,669)	$(2,795)	$(6,994)	$37,792

At March 31, 2011, the commercial real estate category of potential problem loans included 10 loans, the largest of which had a balance of $3.5 million, or 41.6% of the total category, and was collateralized by a hotel in Kansas City, Mo.  The land development category of potential problem loans included 8 loans, the largest of which had a balance of $3.8 million, or 37.0% of the total category, and was collateralized by commercial land in southwest Missouri.

Activity in foreclosed assets, excluding $12.2 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended March 31, 2011, was as follows:

	Beginning Balance, January 1	Additions	Proceeds from Sales	Capitalized Costs	ORE Expense Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$2,510	$--	$(1,275)	$114	$--	$1,349
Subdivision construction	19,816	--	(805)	--	(25)	18,986
Land development	10,620	3,189	--	--	--	13,809
Commercial construction	3,997	--	--	--	--	3,997
One- to four-family residential	2,896	1,238	(970)	--	(124)	3,040
Other residential	4,178	183	(183)	--	--	4,178
Commercial real estate	4,565	2,669	(3,057)	--	(134)	4,043
Consumer	318	237	(237)	--	--	318

Total	$48,900	$7,516	$(6,527)	$114	$(283)	$49,720

At March 31, 2011, the subdivision construction category of foreclosed assets included 51 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $5.2 million, or 27.2% of the total category.  Of the total dollar amount in the subdivision construction category, 19.4% is located in Branson, Mo.  The land development category of foreclosed assets included 23 properties, the largest of which had a balance of $4.3 million, or 31.1% of the total category.  Of the total dollar amount in the land development category, 54.9% is located in northwest Arkansas, including the largest property previously mentioned.  Included in the proceeds from sales for the commercial real estate category was an industrial building located in Springfield, Mo. that the Company capitalized as a fixed asset at $2.7 million.  The Company plans to use this facility for operational storage and a disaster recovery site, consolidating its storage from other space.

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BUSINESS INITIATIVES

In 2011, the Company anticipates opening two to three banking centers as a part of its long-term strategic plan. Three locations for banking centers have been selected. The first banking center is located at 8235 Forsyth Boulevard in Clayton, Mo. The banking center is expected to open on May 2, 2011. In addition, the Company’s Creve Coeur loan production office plans to relocate to the same office complex at the same time. Clayton is a major business center of metropolitan St. Louis and the St. Louis County seat.

The second location is in Springfield, Mo. A new full-service banking center is under construction on South Campbell Avenue. The banking center will replace a current office on South Campbell, which is less than a mile from the new site. The new, larger office will offer better access for customers and is expected to open during the third quarter of 2011.

The third site is in Olathe, Kan. The Company has purchased property on West 135th Street in an established retail business district. Plans are to relocate the current banking center at 11120 South Lone Elm Road, which is located in a lesser developed area of Olathe. Great Southern Travel also expects to move its current Olathe office to the new site. A first quarter 2012 opening is anticipated.

Expansion of the Company’s Operation Center in Springfield was completed during the first quarter of 2011.  A 20,000 sq. ft. addition was constructed to accommodate the Company’s growth and provide for potential future growth.

In February 2011, the Great Southern Residential Lending team moved to a stand-alone building the Company purchased in south Springfield. The facility, named the Great Southern Home Loan Center, houses residential lending originators and support staff. The Home Loan Center creates greater visibility for the lending team and provides needed space in light of the Company’s recent expansion and anticipated growth in its five-state franchise.

In March 2011, Great Southern submitted its application to possibly participate in the U.S. Treasury’s Small Business Lending Fund (SBLF). Enacted into law in 2010 as part of the Small Business Jobs Act, the SBLF is a $30 billion fund that encourages lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. The SBLF provides an option for eligible community banks to refinance CPP funds. As noted above, the Company received $58.0 million in CPP funds from the Treasury through the sale of preferred stock. If CPP funds were transferred to the SBLF, the 5% CPP dividend rate could potentially be reduced for a period of time, depending on the level of small business lending. While the Company did submit an application, there is no obligation to participate upon acceptance by the Treasury. More information about the SBLF can be found at www.treasury.gov/SBLF.

Great Southern Bancorp, Inc. will hold its 22nd Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 11, 2011, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, March 2, 2011, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

The common stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq Global Select Market System under the symbol “GSBC”. The last reported sale price of GSBC stock in the quarter ended March 31, 2011, was $21.45.

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Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Mo., Great Southern operates 75 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result" "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company’s market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vi) the Company’s ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company’s market areas; (ix) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers’ responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) the uncertainties arising from the Company’s participation in the TARP Capital Purchase Program, including impacts on employee recruitment and retention and other business and practices, and uncertainties concerning the potential redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiii) costs and effects of litigation, including settlements and judgments; and (xiv) competition.  The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the quarters ended March 31, 2011, and 2010, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2011	2010
Selected Financial Condition Data:	(In thousands)

Total assets	$3,498,927	$3,411,505
Loans receivable, gross	1,930,327	1,918,374
Allowance for loan losses	41,834	41,487
Foreclosed assets, net	61,872	60,262
Available-for-sale securities, at fair value	838,178	769,546
Deposits	2,675,706	2,595,893
Total borrowings	503,199	495,554
Total stockholders’ equity	305,203	304,009
Common stockholders’ equity	248,602	247,529
Non-performing assets (excluding FDIC-covered assets)	86,567	78,320

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$49,040	$39,754	$52,290
Interest expense	9,679	13,183	10,838
Net interest income	39,361	26,571	41,452
Provision for loan losses	8,200	5,500	7,330
Non-interest income	(1,772)	8,997	(3,416)
Non-interest expense	21,609	22,143	23,351
Provision for income taxes	1,887	2,387	1,014
Net income	$5,893	$5,538	$6,341
Net income available to common shareholders	$5,048	$4,699	$5,482

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2011	2010	2010
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$.36	$.34	$0.39
Book value	$18.48	$18.24	$18.40

Earnings Performance Ratios:
Annualized return on average assets	0.68%	0.60%	0.74%
Annualized return on average stockholders’ equity	9.37%	8.87%	10.02%
Net interest margin	5.05%	3.47%	5.34%
Average interest rate spread	4.95%	3.47%	5.22%
Efficiency ratio	57.49%	62.26%	61.39%
Non-interest expense to average total assets	2.48%	2.17%	2.74%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding FDIC-supported assets)	2.49%	2.40%	2.48%
Non-performing assets to period-end assets	2.47%	2.17%	2.30%
Non-performing loans to period-end loans	1.90%	1.30%	1.52%
Annualized net charge-offs to average loans (excluding FDIC-supported assets)	1.92%	1.18%	1.44%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2011	December 31, 2010
Assets

Cash	$72,836	$69,756
Interest-bearing deposits in other financial institutions	389,461	360,215
Cash and cash equivalents	462,297	429,971

Available-for-sale securities	838,178	769,546
Held-to-maturity securities	1,125	1,125
Mortgage loans held for sale	7,401	22,499
Loans receivable (1), net of allowance for loan losses of $41,834 – March 2011; $41,487 – December 2010	1,888,493	1,876,887
FDIC indemnification asset	87,410	100,878
Interest receivable	11,667	12,628
Prepaid expenses and other assets	50,674	52,390
Foreclosed assets held for sale (2), net	61,872	60,262
Premises and equipment, net	73,098	68,352
Goodwill and other intangible assets	5,188	5,395
Federal Home Loan Bank stock	11,524	11,572

Total Assets	$3,498,927	$3,411,505

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,675,706	$2,595,893
Federal Home Loan Bank advances	152,261	153,525
Securities sold under reverse repurchase agreements with customers	266,220	257,180
Structured repurchase agreements	53,129	53,142
Short-term borrowings	660	778
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	3,558	3,765
Advances from borrowers for taxes and insurance	1,196	1,019
Accounts payable and accrued expenses	9,395	10,395
Current and deferred income taxes	670	870

Total Liabilities	3,193,724	3,107,496

Stockholders’ Equity
Capital stock
Serial preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding 58,000 shares	56,601	56,480
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2011 – 13,454,489 shares, December 2010 – 13,454,000 shares	134	134
Common stock warrants; 909,091 shares	2,452	2,452
Additional paid-in capital	20,818	20,701
Retained earnings	222,653	220,021
Accumulated other comprehensive gain	2,545	4,221

Total Stockholders’ Equity	305,203	304,009

Total Liabilities and Stockholders’ Equity	$3,498,927	$3,411,505

(1)
At March 31, 2011 and December 31, 2010, includes loans net of discounts totaling $296.6 million and $304.8 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

(2)
At March 31, 2011 and December 31, 2010, includes foreclosed assets net of discounts totaling $12.2 million and $11.4 million, respectively, which are subject to significant FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income
(In thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2011	2010	2010
Interest Income
Loans	$42,084	$32,194	$46,085
Investment securities and other	6,956	7,560	6,205
	49,040	39,754	52,290
Interest Expense
Deposits	7,486	10,657	8,593
Federal Home Loan Bank advances	1,297	1,397	1,339
Short-term borrowings and repurchase agreements	756	993	760
Subordinated debentures issued to capital trust	140	136	146
	9,679	13,183	10,838

Net Interest Income	39,361	26,571	41,452
Provision for Loan Losses	8,200	5,500	7,330
Net Interest Income After Provision for Loan Losses	31,161	21,071	34,122

Noninterest Income
Commissions	2,437	2,066	1,957
Service charges and ATM fees	4,063	4,583	4,319
Net gains on loan sales	907	793	1,062
Net realized losses on sales and impairments of available-for-sale securities	—	—	(119)
Late charges and fees on loans	122	204	156
Accretion of income related to business acquisition	(9,754)	900	(11,388)
Other income	453	451	597
	(1,772)	8,997	(3,416)

Noninterest Expense
Salaries and employee benefits	11,573	11,036	11,437
Net occupancy expense	3,690	3,489	4,035
Postage	755	832	809
Insurance	1,446	1,133	1,273
Advertising	275	218	626
Office supplies and printing	278	463	342
Telephone	625	542	592
Legal, audit and other professional fees	762	665	899
Expense on foreclosed assets	429	2,167	78
Other operating expenses	1,776	1,598	3,260
	21,609	22,143	23,351

Income Before Income Taxes	7,780	7,925	7,355
Provision for Income Taxes	1,887	2,387	1,014
Net Income	5,893	5,538	6,341
Preferred Stock Dividends and Discount Accretion	845	839	859

Net Income Available to Common Shareholders	$5,048	$4,699	$5,482

Earnings Per Common Share
Basic	$.38	$.35	$0.41
Diluted	$.36	$.34	$0.39

Dividends Declared Per Common Share	$.18	$.18	$0.18

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $575,000 and $423,000 for the quarters ended March 31, 2011, and 2010, respectively.  Tax-exempt income was not calculated on a tax equivalent basis.  The table does not reflect any effect of income taxes.

	March 31, 2011(1)	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Yield/Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
		(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	5.49%	$313,738	$5,888	7.61%	$347,039	$5,148	6.02%
Other residential	5.48	236,898	3,549	6.08	216,743	3,285	6.14
Commercial real estate	5.98	644,737	12,901	8.12	714,677	11,208	6.36
Construction	5.61	273,228	9,824	11.32	353,785	4,867	5.58
Commercial business	5.51	175,412	4,895	14.58	169,149	2,870	6.88
Other loans	7.28	209,475	3,996	7.74	239,636	3,752	6.35
Industrial revenue bonds	6.05	72,364	1,031	5.78	70,573	1,064	6.11

Total loans receivable	5.99	1,925,852	42,084	8.86	2,111,602	32,194	6.18

Investment securities	3.48	831,129	6,790	3.31	776,646	7,436	3.88
Other interest-earning assets	0.22	401,359	166	0.17	217,811	124	0.23

Total interest-earning assets	4.64	3,158,340	49,040	6.30	3,106,059	39,754	5.19
Non-interest-earning assets:
Cash and cash equivalents		73,348			302,663
Other non-earning assets		256,783			270,460
Total assets		$3,488,471			$3,679,182

Interest-bearing liabilities:
Interest-bearing demand and savings	0.74	$1,090,280	2,107	0.78	$849,029	2,058	0.98
Time deposits	1.58	1,316,443	5,379	1.66	1,675,336	8,599	2.08
Total deposits	1.20	2,406,723	7,486	1.26	2,524,365	10,657	1.71
Short-term borrowings and repurchase agreements	0.97	322,104	756	0.95	377,453	993	1.07
Subordinated debentures issued to capital trust	1.87	30,929	140	1.84	30,929	136	1.79
FHLB advances	3.48	153,011	1,297	3.44	168,517	1,397	3.36

Total interest-bearing liabilities	1.30	2,912,767	9,679	1.35	3,101,264	13,183	1.72
Non-interest-bearing liabilities:
Demand deposits		251,866			249,052
Other liabilities		15,862			23,017
Total liabilities		3,180,495			3,373,333
Stockholders’ equity		307,976			305,849
Total liabilities and stockholders’ equity		$3,488,471			$3,679,182

Net interest income:
Interest rate spread	3.34%		$39,361	4.95%		$26,571	3,47%
Net interest margin*				5.05%			3.47%
Average interest-earning assets to average interest-bearing liabilities		108.4%			100.2%
______________
*Defined as the Company’s net interest income divided by total interest-earning assets.
(1)
The yield/rate on loans at March 31, 2011 does not include the impact of the accretable yield (income) on loans acquired in the 2009 FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on 2011 results of operations.